Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

Broadway Federal Bank Enters into Consent Order

Supersedes Previous Order to Cease and Desist Issued to the Bank

Eliminates Certain Restrictions on Bank Growth and Increases Required Capital Ratios

LOS ANGELES, CA — (BUSINESS WIRE) — November 5, 2013— Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent of Broadway Federal Bank, f.s.b. (the “Bank”), today reported that the Bank entered into a Consent Order with the Office of the Comptroller of the Currency (the “OCC) on October 30, 2013.  The Consent Order supersedes the Order to Cease and Desist that the Bank entered into with the OCC’s predecessor regulatory agency, the Office of Thrift Supervision (“OTS”), which was executed on September 9, 2010, as well as a regulatory directive issued to the Bank earlier in 2010.  The terms of the Consent Order were based on the results of a full regulatory examination of the Bank conducted by the OCC during the summer of 2013 and coincided with an upgrade of the Bank’s regulatory rating by the OCC.

The Order to Cease and Desist issued in September 2010 to the Company by the OTS remains in effect and is now administered by the Federal Reserve Board, acting through the Federal Reserve Bank of San Francisco.

As part of the Consent Order, the Bank is required to attain, and thereafter maintain, a Tier 1 (Core) Capital to Adjusted Total Assets ratio of at least 9% and a Total Risk-Based Capital to Risk-Weighted Assets ratio of at least 13%, both of which ratios are greater than the respective 4% and 8% levels for such ratios that are generally required under OCC regulations.  The Bank’s regulatory capital exceeded both of these higher capital ratios at the end of each quarter during 2013.

The Consent Order issued by the OCC imposes certain requirements on the Bank.  These requirements include the following, among others:

•                  The Bank must create a Compliance Committee consisting of at least three independent Directors to monitor compliance with the Consent Order, among other matters.

•                  The Board of the Bank must prepare and submit a Strategic Plan and a Capital Plan that is consistent with the Strategic Plan.  The Capital Plan requirement includes requirements regarding targeted capital ratios, as described above, and prior approval requirements for the payment of dividends to the Company.

•                  The Bank must implement an enhanced set of business operational and corporate governance processes, as well as create a commercial real estate concentration risk management program and a written program to reduce the level of assets considered doubtful, substandard or special mention.  This latter program requirement includes requirements to monitor the levels of such assets on an ongoing basis and to prepare and implement corrective actions as deemed necessary.

•                  The Bank must also implement an independent ongoing loan review system and adopt new policies with respect to maintaining an adequate allowance for loan and lease losses (“ALLL”).

Also, the Consent Order does not include certain restrictions on the Bank that had been imposed by the Order to Cease and Desist that had been issued by the OTS to the Bank, such as the specific limitation on the

Bank’s ability to increase its assets during any quarter, or certain limitations on employment agreements and compensation arrangements.  Pursuant to the Consent Order, growth in the Bank’s assets must be achieved in a manner that is consistent with the Strategic Plan and Capital Plan, which must be submitted to the OCC and receive written determinations of no supervisory objection before they are implemented.

Chief Executive Officer, Wayne-Kent Bradshaw stated, “We are pleased that the OCC has recognized improvements in the Bank’s financial condition and internal control processes by upgrading our regulatory rating in conjunction with its recent full regulatory examination. In addition, the Consent Order removes the restrictions on growth that were contained in the superseded Order to Cease and Desist, which removal will assist us in our recently implemented plans to resume prudent growth in a manner consistent with our strategic and capital plans. We are continuing to implement changes in our controls and processes to not only comply with the Consent Order, but also strengthen our organization so that the Consent Order for the Bank and the Order to Cease and Desist for the Company are removed.”

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is a leading community-oriented savings bank in Southern California serving low to moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Information about the Company may be obtained by writing to: Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or by visiting our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, changes in the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com